Exhibit 99.1

150 Field Drive

Suite 195

Lake Forest, IL  60045

(847) 295-8678

Fax (847) 295-8854

www.neophrm.com

CONTACT:
Larry Kenyon, Chief Financial Officer	Paul Arndt, Corporate Communications Manager
lkenyon@neophrm.com	parndt@neophrm.com
847-295-8678 x 210	847-295-8678 x 215

NEOPHARM APPOINTS NEW PRESIDENT AND CEO

New Chairman of the Board also appointed

LAKE FOREST, Illinois – June 17, 2004 – NeoPharm, Inc. (Nasdaq/NM: NEOL) today announced the resignation of James M. Hussey, as the Company’s President and Chief Executive Officer and as a member of the Board of Directors, effective June 17, 2004.  Mr. Hussey is leaving NeoPharm to pursue other opportunities.  The NeoPharm Board of Directors has appointed Gregory P. Young as the Company’s new President and Chief Executive Officer, effective July 13, 2004, and he was elected to take Mr. Hussey’s place on the Board of Directors effective today.

Mr. Young was most recently a Corporate Vice President at Baxter Healthcare Corporation (since 2001) and President of Baxter’s Transfusion Therapies business (since 1999). Mr. Young joined Baxter in 1985 and has served in roles of increasing responsibility in sales, marketing and product development within Baxter’s medication delivery business. From 1996 to 1999 he served as President of the Electronic Infusion Division.  Mr. Young received a bachelor’s degree in microbiology from Northern Illinois University, a bachelor’s degree in pharmacy from University of Illinois and a master’s degree in business administration from the York College of Pennsylvania.

“I am excited about having Greg in place to take NeoPharm forward into its commercial phase of development,” commented Mr. Hussey.  “It was a logical time to make this transition and gaining someone of Greg’s caliber and experience was a real coup.  I am looking forward to my next venture and being more involved in my outside interests.”

The Board of Directors also appointed Erick E. Hanson as non-executive Chairman of the Board, replacing John N. Kapoor, Ph.D.  Mr. Hanson has served as an Independent Director on the Board since 1997.  He has also served as the Chairman of the NeoPharm Corporate Governance Committee.  “The Corporate Governance Committee and the Board of Directors have been very pleased with the clinical progress of the company,” Mr. Hanson commented.  “We believe that the Company is positioned well for the future.  Jim will be a consultant to the Company and we wish him well in his next venture.  Greg Young’s nearly 20 years of experience at Baxter immediately enhances NeoPharm’s ability to achieve its goal to become a commercially viable entity in the oncology space as we continue developing drug product candidates based on our novel IL13-PE38 and NeoLipid™ technologies.”

The Company continues to advance the development programs for its drug product candidates.  The Phase III PRECISE clinical trial of IL13-PE38QQR for the treatment of glioblastoma multiforme, the Company’s lead drug product candidate, continues to enroll patients.  Additional enrollment information will be presented in August when the Company conducts its quarterly update and conference call.  Information concerning the PRECISE trial can be found at www.PRECISETrial.com.

Additionally, the Company is currently finalizing plans with the FDA for a 505(b)(2) registration program for LEP-ETU (liposomal paclitaxel).  The Phase II program for LEP-ETU is expected to begin in the fourth quarter of 2004.  Also, preliminary Phase I data for LE-SN38 (liposomal SN38) in the treatment of cancer was recently presented at ASCO.  As a result of the Company’s experience with LE-SN38, Phase II clinical trials are currently planned to begin in the fourth quarter of 2004.

The commercialization of the Company’s NeoPhectin™ program is also underway.  NeoPhectin™ and NeoPhectin-AT™ are the Company’s novel new cationic cardiolipin based transfection reagents for use in laboratory research.  NeoPhectin™ and NeoPhectin-AT™ were developed by NeoPharm at its Waukegan, Illinois research and development facility.  More information can be found at www.NeoPhectin.com.

About NeoPharm

NeoPharm, Inc., based in Lake Forest, IL, is a publicly traded biopharmaceutical company dedicated to the research, development and commercialization of new and innovative cancer drugs for therapeutic applications. The Company has a portfolio of compounds in various stages of development. Additional information about NeoPharm, recent news releases, and scientific abstracts can be obtained by visiting NeoPharm’s Website at: www.neophrm.com, or calling Paul Arndt at 847-295-8678.

Forward Looking Statements – This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. The Company has tried to identify such forward-looking statements by use of such words as “expects,” “intends,” “hopes,” “anticipates,” “believes,” “could,” “may,” “evidences” and “estimates,” and other similar expressions, but these words are not the exclusive means of identifying such statements. Such statements include, but are not limited to, any statements relating to the Company’s drug development program, including, but not limited to the initiation, progress and outcomes of clinical trials involving IL13-PE38QQR, including the PRECISE trial,  financial projections, including, but not limited to, financial projections for the anticipated loss in the current year, the Company’s ability to raise additional funds in the future through the sale of equity securities, ability to out-license commercial development rights for the Company’s products, future sales of the Company’s NeoPhectin and NeoPhectin-AT products, and any other statements that are not historical facts. Such statements involve risks and uncertainties, including, but not limited to, those risks and uncertainties relating to difficulties or delays in development, testing, regulatory approval, production and marketing of the Company’s drug and non-drug compounds, including, but not limited to, IL13-PE38QQR, uncertainty regarding the outcome of damage claims made by or against the Company, unexpected adverse side effects or inadequate therapeutic efficacy of the Company’s drug and non-drug compounds that could slow or prevent products coming to market, uncertainty regarding the Company’s ability to market its drug and non-drug products directly or through independent distributors, including, but not limited to, NeoPhectin™ and NeoPhectin-AT™, the uncertainty of patent protection for the Company’s intellectual property or trade secrets, including, but not limited to, IL13-PE38QQR,  and other risks detailed from time to time in filings the Company makes with the Securities and Exchange Commission including its annual reports on Form 10-K and quarterly reports on Forms 10-Q. Such statements are based on management’s current expectations, but actual results may differ materially due to various factors, including those risks and uncertainties mentioned or referred to in this press release. Accordingly, you should not rely on these forward-looking statements as a prediction of actual future results